Exhibit 1.1

Smart Trust, Adelante REIT Growth & Income Trust, Series 5

Reference Trust Agreement

This Reference Trust Agreement (the “Agreement”) dated December 9, 2014, among Hennion & Walsh, Inc., as Depositor, Hennion & Walsh Asset Management, Inc., as Portfolio Supervisor and The Bank of New York Mellon, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Smart Trust, Smart Ten Trust, Series 1, and Subsequent Series, Trust Indenture and Agreement” dated January 22, 2004 (the “Indenture”), and as amended in part by this Agreement (collectively, such documents hereinafter called the “Indenture and Agreement”). This Agreement and the Indenture, as incorporated by reference herein, will constitute a single instrument.

Witnesseth That:

Whereas, this Agreement is a Reference Trust Agreement as defined in Section 1.1 of the Indenture;

Whereas, the Depositor wishes to deposit Securities and any Additional Securities into the Trust and issue Units and Additional Units, as the case may be, in respect thereof pursuant to Section 2.5 of the Indenture; and

Now Therefore, in consideration of the premises and of the mutual agreements herein contained, the Depositor, the Portfolio Supervisor and the Trustee agree as follows:

Part I: Standard Terms and Conditions of Trust

Subject to the provisions of Part II hereof, all the provisions contained in the Indenture are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

Part II: Special Terms and Conditions of Trust

The following special terms and conditions are hereby agreed to:

     (a) The Securities (including Contract Securities) listed in the Prospectus relating to the Trust have been deposited in the Trust under this Agreement (see “Portfolio of Investments” in the Prospectus which for purposes of this Indenture and Agreement is the Schedule of Securities or Schedule A).

     (b) Section 1.1, item (1) is hereby deleted in its entirety.

     (c) Section 1.1, item (2) is hereby replaced in its entirety with the following:

“(2)  ‘Additional Securities’ shall mean such Securities which have been deposited to effect an increase over the number of Units initially specified in the Prospectus.”

     (d) Section 1.1, item (4) is hereby replaced in its entirety with the following:

“(4)  ‘Business Day’ shall mean any day other than (i) a Saturday, Sunday, or other day on which the New York Stock Exchange is closed for regular trading, (ii) with respect to a Trust which holds only Securities principally traded on a foreign securities exchange in a single country, any day on which such foreign securities exchange is closed due to a customary business holiday on such exchange and (iii) any other day listed as excepted in the Prospectus, as may be amended from time to time.”

     (e) For the purposes of item (7) of Section 1.1, the term Distribution Date shall mean the dates set forth under “Distribution Dates” in the “Summary of Essential Information” in the Prospectus.

     (f) For the purposes of item (10) of Section 1.1, the term First Settlement Date shall mean the “First Settlement Date” set forth in footnote one to the “Portfolio of Investments” in the Prospectus.

     (g) For the purposes of item (16) of Section 1.1, the term Record Date shall mean the dates set forth under “Record Dates” in the “Summary of Essential Information” in the Prospectus.

     (h) For the purposes of item (21) of Section 1.1, the Termination Date shall be the date set forth under “Mandatory Termination Date” in the “Summary of Essential Information” in the Prospectus or the earlier disposition of the last Security in the Trust.

     (i) Section 1.1, item (24) is hereby replaced in its entirety with the following:

“(24) ‘Unit’ shall mean the fractional undivided interest in and ownership of the Trust initially in an amount the numerator of which is one and the denominator of which is the amount set forth under ‘Number of Units’ in the ‘Summary of Essential Information’ in the Prospectus, the denominator of which shall be decreased by the number of any such Units redeemed as provided in Section 5.2 and increased by any Additional Units issued as provided in Section 2.5.”

     (j) The fiscal year for the Trust shall end on December 31 of each year.

     (k) Section 2.1 is hereby replaced in its entirety with the following:

“Section 2.1. Deposit of Securities. The Depositor, concurrently with the execution and delivery of a Reference Trust Agreement, has deposited with the Trustee in trust the Securities and contracts for the purchase of Contract Securities listed in Schedule A to the Reference Trust Agreement in bearer form or registered in the name of the Trustee, or its nominee, or duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form to be held, managed and applied by the Trustee as herein provided. If any Contract Security requires settlement in a foreign currency, in connection with the deposit of such Contract Security the Depositor will deposit with the Trustee either an amount of such currency sufficient to settle the contract or a foreign exchange contract in such amount which settles concurrently with the settlement of the Contract Security and cash or a letter of credit in U.S. dollars sufficient to perform such foreign exchange contract. In the event that the purchase of Securities represented by contracts shall not be consummated in accordance with said contracts, the Trustee shall credit to the Principal Account pursuant to Section 3.3 hereof the cash or cash equivalents (including such portion of any letter of credit applicable to such contracts) deposited by the Depositor, for the purpose of such purchase. Such moneys, unless invested in Substitute Securities in accordance with Section 3.7 hereof, shall be distributed to Unitholders pursuant to Section 3.5 hereof on the Distribution Date following the failure of consummation of such purchase. The Depositor shall deliver the Securities listed on said Schedule A or Schedules to the Trustee which were not actually delivered concurrently with the execution and delivery of the Reference Trust Agreement within 90 days after said execution and delivery or, if Section 3.7 applies, within such shorter period as is specified in Section 3.7.

The Trustee is irrevocably authorized hereby to effect registration of transfer of the Securities in fully registered form in the name of the Trustee or its nominee.”

     (l) As referred to in Section 2.3, the number of Units delivered by the Trustee in exchange for the Securities is that number of Units set forth under “Number of Units” for the Trust in the “Summary of Essential Information” in the Prospectus.

     (m) Section 2.5(a)(3) is hereby amended by replacing the second to last sentence in its entirety with the following:

“Each deposit made pursuant to this Section 2.5 after the 90 days following the initial date of deposit made pursuant to Section 2.1 hereof (except for deposits made to replace Failed Securities if such deposits occur within 20 days from the date of a failure occurring within such initial 90 day period) shall maintain exactly the proportionate relationship among the Securities existing immediately prior to such deposit. The preceding sentence shall not apply to any Trust for which an election to be taxed as a ‘regulated investment company’ as defined in the United States Internal Revenue Code of 1986, as amended, has been, or will be, made.”

     (n) Section 2.5(a)(5) is hereby replaced in its entirety with the following:

“(5) The Additional Securities shall be held, administered and applied by the Trustee in the same manner as herein provided for the Securities.”

     (o) Section 3.5 is hereby amended by adding the following subsection immediately after Section 3.5(d):

“(e)  Notwithstanding any of the previous provisions, if a Trust has elected to be taxed as a regulated investment company under the United States Internal Revenue Code of 1986, as amended, the Trustee is directed to make any distribution or take any action necessary in order to maintain the qualification of the Trust as a regulated investment company for federal income tax purposes or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust.”

     (p) Section 3.5 is hereby amended by deleting the last sentence of the sixth paragraph thereof.

     (q) Section 3.5 is hereby amended by adding the following paragraph to the end of Section 3.5:

“Notwithstanding the foregoing, with respect to a Trust treated as a grantor trust for federal tax purposes the Trustee shall not be required to make a distribution from the Income Account or the Principal Account unless the aggregate cash for distribution within the meaning of Treas. Reg. 1.671-5(b)(5) from the Income Account and the Principal Account is equal to or greater than .1% of the net asset value of the Trust on the related Record Date. This provision is intended to comply with Treas. Reg. 1.675-15(c)(2)(v)(C), and shall be interpreted consistent therewith and with any successor regulation.”

     (r) Section 3.6(B) is hereby amended by adding the following subsection immediately after Section 3.6(B)(3) and renumbering Section 3.6(B)(4) to Section 3.6(B)(5):

“(4)  the deductions for payment of deferred sales charge and creation and development fee, if any, and”

     (s) Section 3.8(4) is hereby replaced in its entirety with the following:

“(4) with respect to a Trust treated as a grantor trust for federal income tax purposes, a determination of the Depositor that the tax treatment of the Trust as a grantor trust would otherwise be jeopardized;”

     (t) Section 3.8 is hereby amended by adding the following subsection immediately after Section 3.8(6):

“(7)  with respect to a Trust that has elected to be taxed as a ‘regulated investment company’ as defined in the United States Internal Revenue Code of 1986, as amended, such sale is necessary or advisable (i) to maintain the qualification of the Trust as a regulated investment company or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust.”

     (u) Section 3.8 is hereby amended by adding the following paragraph to the end of Section 3.8:

“In the event a Security is sold pursuant to Section 3.8(5) as a direct result of serious adverse credit factors affecting the issuer of such Security and the Trust has elected to be taxed as a ‘regulated investment company’ as defined in the United States Internal Revenue Code of 1986, as amended, then the Depositor may, but is not obligated to, direct the reinvestment of the proceeds of the sale of such Security in any other securities which meet the criteria necessary for inclusion in such Trust on the initial date of deposit.”

     (v) Section 3.15 is hereby replaced in its entirety with the following:

“Section 3.15. Grantor Trust Status. If the Prospectus related to a Trust provides that such Trust is to be treated as a fixed investment (i.e., grantor) trust for federal income tax purposes, its powers shall be limited in accordance with the restrictions imposed on such trusts by Treas. Reg. Section 301.7701-4.”

     (w) The following sections are hereby added:

“Section 3.16. Creation and Development Fee. If the Prospectus related to a Trust specifies a creation and development fee, the Trustee shall, on such date or dates set forth in the Prospectus for a Trust, withdraw from the Principal Account an amount equal to either the accrued and unpaid creation and development fee as of such date (for Trusts in which the applicable Prospectus provides that the creation and development fee accrues on a daily basis) or the entire creation and development fee (for Trusts in which the applicable Prospectus provides that the creation and development fee be assessed at the conclusion of the initial offering period, as certified by the Depositor to the Trustee) and credit such amount to a special non-Trust account designated by the Depositor out of which the creation and development fee will be distributed to the Depositor (the ‘Creation and Development Account’). For Trusts in which the applicable Prospectus provides for daily accrual of the creation and development fee, the creation and development fee will accrue on a daily basis at an annual rate as set forth in such Prospectus for the Trust based on a percentage of the average daily Unit Value of the Trust. For Trusts in which the applicable Prospectus provides that the entire creation and development fee will be assessed at the conclusion of the initial offering period, the reimbursement provided for in this Section 3.16 shall be for the account of Unitholders of record at the conclusion of the initial offering period and shall have no effect on the Unit Value prior to such date. If the balance in the Principal Account is insufficient to make any such withdrawal, the Trustee shall, as directed by the Depositor, either advance funds in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional moneys in the Principal Account, or sell Securities and credit the proceeds thereof to the Creation and Development Account to the extent payable pursuant to this Section 3.16. If the Trust is terminated pursuant to Section 6.1(g), the Depositor agrees to reimburse Unitholders for any amounts of the creation and development fee collected by the Depositor to which it is not entitled. All advances made by the Trustee pursuant to this Section 3.16 shall be secured by a lien on the Trust prior to the interest of Unitholders. Notwithstanding the foregoing, the Depositor shall not receive any amount of the creation and development fee which exceeds the maximum amount per Unit stated in the Prospectus. For Trusts in which the applicable Prospectus provides for daily accrual of the creation and development fee, the Depositor shall notify the Trustee, not later than ten Business Days prior to the date on which the Depositor anticipates that the maximum amount of the creation and development fee the Depositor may receive has been accrued and shall also notify the Trustee as of the date when the maximum amount of the creation and development fee has been accrued. The Trustee shall have no responsibility or liability for damages or loss resulting from any error in the information in the preceding sentence. The Depositor agrees to reimburse the Trust and any Unitholder any amount of the creation and development fee it receives which exceeds the amount which the Depositor may receive under applicable laws, regulations and rules.

To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.16 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.4 herein. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien.

Section 3.17. Deferred Sales Charge. If the Prospectus related to a Trust specifies a deferred sale charge, the Trustee shall, on each Deferred Sales Charge Payment Date and as permitted by such Prospectus, withdraw from the Principal Account an amount per Unit equal to the Deferred Sales Charge Payment and credit such amount to a special non-Trust account maintained at the Trustee out of which the deferred sales charge will be distributed to the Depositor (the ‘Depositor’s Account’). If the balance in the Principal Account is insufficient to make any such withdrawal, the Trustee shall, as directed by the Depositor, either advance funds in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional moneys in the Principal Account, or sell Securities and credit the proceeds thereof to such special Depositor’s Account. If a Unitholder redeems Units prior to full payment of the deferred sales charge, the Trustee shall, if so provided in the related Prospectus, on the Redemption Date, deduct from the Redemption Price payable to such Unitholder an amount equal to the unpaid portion of the deferred sales charge and distribute such amount to such special Depositor’s Account. The Depositor may at any time instruct the Trustee in writing to distribute to the Depositor amounts previously credited to the Depositor’s Account. Amounts to be credited to the Depositor’s Account with respect to each Deferred Sales Charge Payment are due and payable to the Depositor on the related Deferred Sales Charge Payment Date. If a Trust is terminated pursuant to Section 6.1(g), the Depositor agrees to reimburse Unitholders for any Deferred Sales Charge Payments collected by the Depositor to which it is not entitled.

The term ‘Deferred Sales Charge Payment Dates’ shall mean the dates specified for deferred sales charge installments in the Prospectus. If any Deferred Sales Charge Payment Date is not a Business Day, that Deferred Sales Charge Payment Date shall be deemed to be the next Business Day.

The term ‘Deferred Sales Charge Payment’ shall mean a fraction of the total maximum deferred sales charge specified in the Prospectus, the numerator of which is one and the denominator of which is equal to the total number of Deferred Sales Charge Payment Dates.

To the extent permitted by applicable laws, rules and regulations, any moneys payable to the Depositor pursuant to this Section 3.17 shall be secured by a lien on the related Trust in favor of the Depositor prior to the interest of Unitholders, but no such lien shall be prior to any lien in favor of the Trustee under the provisions of Section 7.4 herein. To the extent of such lien, the Trustee shall hold the assets of the Trust for the benefit of the Depositor, provided that the Trustee is authorized to make dispositions, distributions and payments for expenses in the ordinary course of the administration of the Trust without regard to such lien.

Section 3.18. Reclaiming Foreign Taxes. The Trustee shall use reasonable efforts to reclaim or recoup any amounts of non-U.S. tax paid by the Trust or withheld from income received by the Trust to which the Trust may be entitled as a refund.

Section 3.19. Selection of Brokers or Dealers in Connection with the Acquisition and Disposition of Securities; Foreign Currency Exchange. (a)  In acquiring or disposing of Securities, including without limitation, Additional Securities, the Trustee (or the Depositor, if the Depositor is acquiring Securities for the account of the Trust) shall direct transactions to such brokers or dealers as the Depositor selects or, if the Depositor fails so to select, to such brokers or dealers from whom the Trustee expects to obtain the most favorable execution of orders. The Depositor or an affiliate of the Depositor or of the Trustee may act as broker. If the Depositor acts as broker, it shall be entitled to compensation in accordance with applicable law and regulations. Any affiliate of the Trustee acting as broker shall receive such compensation as may be agreed upon with the Depositor (or, if selected by the Trustee, at the affiliate’s standard commission rates, concessions or markups), without reduction of the compensation payable to the Trustee for its services as such.

(b)  Unless the Depositor shall otherwise direct, whenever funds are received by the Trustee in foreign currency, upon the receipt thereof or, if such funds are to be received in respect of a sale of Securities, concurrently with the contract of the sale for the Security (in the latter case the foreign exchange contract to have a settlement date coincident with the relevant contract of sale for the Security), the Trustee shall enter into a foreign exchange contract for the conversion of such funds to U.S. dollars pursuant to the instruction of the Depositor. The Trustee shall have no liability for any loss or depreciation resulting from action taken pursuant to such instruction. Any foreign exchange transaction effected by the Trustee in connection with this Indenture may be entered into with the Trustee or an affiliate of the Trustee acting as principal or otherwise through customary banking channels, upon such terms, and for such compensation, as the Depositor and the Trustee or its affiliate may agree upon. Any compensation paid to the Trustee or its affiliate for such services shall not reduce the compensation payable to the Trustee for its services as such. The Depositor may issue a standing instruction with respect to foreign exchange transactions; however, the foreign exchange counterparty, which may be an affiliate of the Trustee, will establish terms of trading in connection with any standing instruction. The Trust shall bear all risks of investing in Securities or holding cash denominated in a foreign currency.

Section 3.20. Regulated Investment Company Election. If the Prospectus related to a Trust states that such Trust intends to elect to be treated and to qualify as a ‘regulated investment company’ as defined in the United States Internal Revenue Code of 1986, as amended, the Trustee is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise tax on the Trust or on undistributed income in the Trust. The Trustee shall make such reviews of each Trust portfolio as shall be necessary to maintain qualification of a particular Trust as a regulated investment company and to avoid imposition of tax on a Trust or undistributed income in a Trust, and the Depositor and Portfolio Supervisor shall be authorized to rely conclusively upon such reviews.”

     (x) Section 4.1 is hereby replaced in its entirety with the following:

“Section 4.1. Evaluation of Securities. The Trustee shall determine separately and promptly furnish to the Depositor upon request the value of each issue of the Securities in the Trust as of the Evaluation Time on each of the days on which the Trustee shall make the Trust Evaluation required by Section 5.1. During the initial offering period of a Trust (as determined by the Depositor), the value of each issue of Securities shall be determined in good faith by the Trustee in accordance with the following procedures: If the Securities are listed on a national or foreign securities exchange, such valuation shall be based on the closing sale price on such exchange which is the principal market thereof, deemed to be the New York Stock Exchange if the Securities are listed thereon (unless the Trustee deems such price inappropriate as a basis for valuation). If the Securities are not so listed, or, if so listed and the principal market therefor is other than such exchange or there is no closing sale price on such exchange, such valuation shall be based on the closing sale price in the over-the-counter market (unless the Trustee deems such price inappropriate as a basis for valuation) or if there is no such closing sale price, then the Trustee may utilize, at the Trust’s expense, an independent evaluation service or services approved by the Depositor to ascertain the values of the Securities. The independent evaluation service shall use any of the following methods, or a combination thereof, which it deems appropriate: (a) on the basis of current offering prices of such Securities as obtained from investment dealers or brokers (including the Depositor) who customarily deal in securities comparable to those held by the Trust, or (b) if offering prices are not available for any of such Securities, on the basis of offering prices for comparable securities, or (c) by appraisal of the value of the Securities on the offering side of the market or by such other appraisal as is deemed appropriate, or (d) by any combination of the above. As used herein, the closing sale price is deemed to mean the most recent closing sale price on the relevant securities exchange prior to the Evaluation Time. If the Trust holds Securities denominated in a currency other than U.S. dollars, the evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Trustee deems such prices inappropriate as a basis for valuation).

After the initial offering period of Units of a Trust (as determined by the Depositor), evaluation of the Securities shall be made in the manner described in preceding paragraph, on the basis of the bid side value of the relevant currency exchange rate expressed in U.S. dollars and, except in those cases in which the Securities are listed on a national or foreign securities exchange, and the last available sale prices are utilized, on the basis of the last available bid price of the Securities. In addition, the independent evaluation service may reduce the evaluation of each Security which is principally traded outside of the United States by the amount of any liquidation costs (other than brokerage costs incurred on any national securities exchange) and any capital gains or other taxes which would be incurred by the Trust upon the sale of such Security, such taxes being computed as if the Security were sold on the date of the evaluation.

The Trustee shall be permitted to rely on these evaluations when determining the Unit Value. The Trustee shall have no responsibility or liability for the valuations supplied to it by the independent evaluation service. The Trustee shall also make an evaluation of the Securities deposited in the Trust as of the time said Securities are deposited under this Indenture pursuant to Section 2.1. Such evaluation shall be made on the same basis as set forth above. ”

     (y) The following section is hereby added:

“Section 4.4. Foreign Currency Conversions. The Depositor shall instruct the Trustee as to the method whereby calculations of U.S. dollar equivalents are to be made for the purpose of net asset value computations and otherwise as may be required hereunder. The Trustee shall have no liability for any loss or depreciation resulting from any calculation of U.S. dollar equivalent made pursuant to the Depositor’s instruction.”

     (z) Section 5.1 is hereby replaced in its entirety with the following:

“Section 5.1. Trust Evaluation. The Trustee shall make an evaluation of the Trust as of the close of regular trading on the New York Stock Exchange (sometimes referred to herein as the ‘Evaluation Time’) (1) on the last Business Day of each of the months of June and December, (2) on the day on which any Unit of the Trust is tendered for redemption (unless tender is made after the Evaluation Time on such day, in which case tender shall be deemed to have been made on the next day subsequent thereto on which the New York Stock Exchange is open for trading), and (3) on any other day desired by the Trustee or requested by the Depositor. Such evaluations shall take into account and itemize separately (a)(1) the cash on hand in the Trust (other than moneys on deposit in the Reserve Account, funds deposited on the date thereof by the Depositor for the purchase of Securities and not theretofore credited to the Principal Account pursuant to Section 3.3 and funds in the Principal Account with respect to which contracts for the purchase of the Substitute Securities have been entered into pursuant to Section 3.7 hereof), including dividends receivable on stocks trading ex dividend, (a)(2) the value of each issue of the Securities in the Trust as determined by the Trustee pursuant to Section 4.1 and (a)(3) all other assets of the Trust. For each such evaluation there shall be deducted from the sum of the above (b)(1) amounts representing any applicable taxes or other governmental charges payable out of the Trust and for which no deductions shall have previously been made for the purpose of addition to the Reserve Account, (b)(2) amounts representing accrued fees of the Trustee and expenses of the Trust including but not limited to unpaid fees of the Trustee and expenses of the Trust (including legal and auditing expenses), accrued fees and expenses of the Depositor and the Portfolio Supervisor and their successors, if any, (b)(3) cash held for distribution to Unitholders of record as of a date on or prior to the evaluation then being made, (b)(4) if the Prospectus for a Trust provides that the creation and development fee, if any, accrues on a daily basis, amounts representing unpaid accrued creation and development fees, (b)(5) if the Prospectus for a Trust provides that the deferred sales charge, if any, accrues on a daily basis, amounts representing unpaid accrued deferred sales charge, and (b)(6) unpaid organizational and offering costs in the estimated amount per Unit set forth in the Prospectus. The value of the pro rata share of each Unit of the Trust determined on the basis of any such evaluation shall be referred to herein as the ‘Unit Value.’ Amounts receivable by the Trust in foreign currency shall be converted to U.S. dollars based on current exchange rates, in the same manner as provided in Section 4.4, for the conversion of the valuation of foreign Securities.

The Trustee shall promptly advise the Depositor of each determination of Unit Value made by it as above provided, and, in addition, upon each valuation by the Trustee under Section 4.1 other than those involved in such calculations of Unit Value, the Trustee shall promptly furnish to the Depositor, for purposes of assisting them in maintaining a market in the Units, with such information regarding the Principal, Income and Reserve Accounts as the Depositor may reasonably request.”

     (aa) Section 6.1(e) is hereby replaced in its entirety with the following:

“(I) Subject to the provisions of subparagraph (II) of this paragraph, the Trustee may employ agents, attorneys, accountants and auditors and shall not be answerable for the default or misconduct of any such agents, attorneys, accountants or auditors if such agents, attorneys, accountants or auditors shall have been selected with reasonable care; provided, however, that if the Trustee chooses to employ DTC in connection with the storage and handling of, and furnishing of administrative services in connection with, the Securities, the Trustee will be answerable for any default or misconduct of DTC and its employees and agents as fully and to the same extent as if such default or misconduct had been committed or occasioned by the Trustee. The Trustee shall be fully protected in respect of any action under this Indenture taken, or suffered, in good faith by the Trustee, in accordance with the opinion of its counsel, which may be counsel to the Depositor acceptable to the Trustee. The fees and expenses charged by such agents, attorneys, accountants or auditors shall constitute an expense of the Trustee reimbursable from the Income and Principal Accounts as set forth in Section 3.5 hereof.

(II) The Trustee may place and maintain in the care of an eligible foreign custodian (which is employed by the Trustee as a sub-custodian as contemplated by subparagraph (I) of this paragraph (e) and which may be an affiliate or subsidiary of the Trustee or any other entity in which the Trustee may have an ownership interest) the Trust’s foreign securities, cash and cash equivalents in amounts reasonably necessary to effect the Trust’s foreign securities transactions, provided that:

(1) The Trustee shall have:

     (i) determined that maintaining the Trust’s assets in a particular country or countries is consistent with the best interests of the Trust and the Unitholders;

     (ii) determined that maintaining the Trust’s assets with such eligible foreign custodian is consistent with the best interests of the Trust and the Unitholders; and

     (iii) entered into a written contract which is consistent with the best interests of the Trust and the Unitholders, and which will govern the manner in which such eligible foreign custodian will maintain the Trust’s assets and which provides that:

     (A) the Trust will be adequately indemnified and its assets adequately insured in the event of loss;

     (B) the Trust’s assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the eligible foreign custodian or its creditors except a claim for payment for their safe custody or administration;

     (C) beneficial ownership of the Trust’s assets will be freely transferable without the payment of money or value other than for safe custody or administration;

     (D) adequate records will be maintained identifying the assets as belonging to the Trust;

     (E) the Trust’s independent public accountants will be given access to records identifying assets of the Trust or confirmation of the contents of those records; and

     (F) the Trustee will receive periodic reports with respect to safekeeping of the Trust’s assets, including, but not necessarily limited to, notification of any transfer to or from the Trustee’s account.

     (2) The Trustee shall establish a system to monitor such foreign custody arrangements to ensure compliance with the conditions of this subparagraph.

     (3) The Trustee, at least annually, shall review and approve the continuing maintenance of Trust assets in a particular country or countries with a particular eligible foreign custodian or particular eligible foreign custodians as consistent with the best interests of the Trust and the Unitholders.

     (4) The Trustee shall maintain and keep current written records regarding the basis for the choice or continued use of a particular eligible foreign custodian pursuant to this subparagraph, and such records shall be available for inspection by unitholders and the Securities and Exchange Commission at the Trustee’s offices at all reasonable times during its usual business hours.

     (5) Where the Trustee has determined that a foreign custodian may no longer be considered eligible under this subparagraph or that, pursuant to clause (3) above, continuance of the arrangement would not be consistent with the best interests of the Trust and the Unitholders, the Trust must withdraw its assets from the care of that custodian as soon as reasonably practicable, and in any event within 180 days of the date when the Trustee made the determination.

As used in this subparagraph (II),

     (1) ‘foreign securities’ include: securities issued and sold primarily outside the United States by a foreign government, a national of any foreign country or a corporation or other organization incorporated or organized under the laws of any foreign country and securities issued or guaranteed by the government of the United States or by any state or any political subdivision thereof or by any agency thereof or by any entity organized under the laws of the United States or of any state thereof which have been issued and sold primarily outside the United States.

     (2) ‘Eligible foreign custodian’ means:

     (a) the following securities depositories and clearing agencies which operate transnational systems for the central handling of securities or equivalent book entries which, by appropriate exemptive order issued by the Securities and Exchange Commission, have been qualified as eligible foreign custodians for the Trust but only for so long as such exemptive order continues in effect: Morgan Guaranty Trust Company of New York, Brussels, Belgium, in its capacity as operator of the Euroclear System and Centrale de Livraison de Valeurs Mobilières, S.A.

     (b) any other entity that shall have been qualified as an eligible foreign custodian for the foreign securities of the Trust by the Securities and Exchange Commission by exemptive order, rule or other appropriate action, commencing on such date as it shall have been so qualified but only for so long as such exemptive order, rule or other appropriate action continues in effect.

The determinations set forth above to be made by the Trustee should be made only after consideration of all matters which the Trustee, in carrying out its fiduciary duties, finds relevant, including, but not necessarily limited to, consideration of the following:

     (1) with respect to the selection of the country where the Trust’s assets will be maintained, the Trustee should consider:

     (a) whether applicable foreign law would restrict the access afforded the Trust’s independent public accountants to books and records kept by an eligible foreign custodian located in that country;

     (b) whether applicable foreign law would restrict the Trust’s ability to recover its assets in the event of the bankruptcy of an eligible foreign custodian located in that country;

     (c) whether applicable foreign law would restrict the Trust’s ability to recover assets that are lost while under the control of an eligible foreign custodian located in that country;

     (d) the likelihood of expropriation, nationalization, freezes, or confiscation of the Trust’s assets; and

     (e) whether difficulties in converting the Trust’s cash and cash equivalents to U.S. dollars are reasonably foreseeable.

     (2) with respect to the selection of an eligible foreign custodian, the Trustee should consider:

     (a) the financial strength of the eligible foreign custodian, its general reputation and standing in the country in which it is located, its ability to provide efficiently the custodial services required and the relative cost for those services;

     (b) whether the eligible foreign custodian would provide a level of safeguards for maintaining the Trust’s assets not materially different from that provided by the Trustee in maintaining the Trust’s securities in the United States;

     (c) whether the eligible foreign custodian has branch offices in the United States in order to facilitate the assertion of jurisdiction over and enforcement of judgments against such custodian; and

     (d) in the case of an eligible foreign custodian that is a foreign securities depository, the number of participants in, and operating history of, the depository.

     (3) The Trustee should consider the extent of the Trust’s exposure to loss because of the use of an eligible foreign custodian. The potential effect of such exposure upon Unitholders shall be disclosed, if material, by the Depositor in the prospectus relating to the Trust.”

     (bb) For purposes of Section 6.1(g), the liquidation amount is hereby specified to be that amount described under “Minimum Value of Trust” in the “Summary of Essential Information” in the Prospectus.

     (cc) Section 6.1 is hereby amended by adding the following subsection immediately after Section 6.1(l):

“(m) The Trustee will indemnify and hold the Trust harmless from and against any loss that shall occur as the result of the failure of an eligible foreign custodian holding the foreign securities of the Trust to exercise reasonable care with respect to the safekeeping of such foreign securities to the same extent that the Trustee would be required to indemnify and hold the Trust harmless if the Trustee were holding such foreign securities in the jurisdiction of the United States whose laws govern the indenture, provided, however, that the Trustee will not be liable for loss except by reason of the gross negligence, bad faith or willful misconduct of the Trustee or the eligible foreign custodian.”

     (dd) For purposes of Section 6.4, the Trustee shall be paid the amount set forth under “Trustee’s Fee” in the “Summary of Essential Information” in the Prospectus.

     (ee) For purposes of Section 7.4, the maximum annual portfolio supervisory fee shall be set forth under “Portfolio Supervisory, Bookkeeping and Administrative Fee” in the “Summary of Essential Information” in the Prospectus.

     (ff) Section 9.1 is hereby replaced in its entirety with the following:

“Section 9.1 Amendments: This Indenture may be amended from time to time by the parties hereto or their respective successors, without the consent of any of the Unitholders (a) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein; (b) to change any provision required by Securities and Exchange Commission or any successor governmental agency to be changed; or (c) to make such other provision in regard to matters or questions arising hereunder as shall not materially adversely affect the interests of the Unitholders (as determined by the Depositor); provided, however, that the parties hereto may not amend this Indenture so as to (1) increase the number of Units above the number set forth in Part II of the Reference Trust Agreement or such lesser amount as may be outstanding at any time during the term of this Indenture, except as the result of the deposit of Additional Securities as herein provided, or (2) except in the manner permitted by the Indenture as in effect on the date of the first deposit of Securities under a particular Indenture, permit the deposit or acquisition hereunder of securities either in addition to or in replacement of any of the Securities.

This Indenture may also be amended from time to time by the Depositor and the Trustee (or the performance of any of the provisions of this Indenture may be waived) with the expressed written consent of Unitholders evidencing 66-2/3% of the Units at the time outstanding under the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of modifying in any manner the rights of the Unitholders; provided, however, that no such amendment or waiver shall (i) reduce the interest in the Trust represented by such Units without the consent of the Unitholders, (ii) reduce the aforesaid percentage of Units, the holders of which are required to consent to any such amendment, without the consent of the holders of all Units then outstanding, (iii) affect the duties, obligations and responsibilities of the Trustee without its consent, (iv) adversely affect the tax status of the Trust for federal income tax purposes or result in the Units being deemed to be sold or exchanged for federal income tax purposes or (v) unless the Trust has elected to be taxed as a regulated investment company for federal income tax purposes, result in a variation of the investment of Unitholders in the Trust.”

In Witness Whereof, the parties hereto have caused this Reference Trust Agreement to be duly executed on the date first above written.

The Bank of New York Mellon, as Trustee

By:	/s/ GERARDO CIPRIANO
Geraldo Cipriano
Vice President

Hennion & Walsh, Inc., as Depositor

By:	/s/ Kevin D. Mahn
Kevin D. Mahn
Authorized Signatory

Hennion & Walsh Asset Management Inc., as Portfolio Supervisor

By:	/s/ Kevin D. Mahn
Kevin D. Mahn
Authorized Signatory

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